EXHIBIT 99.2
AVONDALE
FINANCIAL CORP.

                                                        AVONDALE FINANCIAL CORP.
                                                        2 N. CLARK STREET
                                                        CHICAGO, ILLINOIS 60602
                                                        (312) 782-6200
                                                        NASDAQ:  AVND



                                  PRESS RELEASE

FOR INFORMATION AT AVONDALE CONTACT:

HOWARD A. JAFFE
VICE PRESIDENT AND CFO
(312) 782-6200
E-MAIL: HJAFFE@MAIL.AVONDALEFINANCIAL.COM

FOR IMMEDIATE RELEASE

    Avondale Financial Corp. will report a loss in the third quarter of 1998 after recording approximately $6.0 million in charges related to the write-down of its Interest-Only strips

CHICAGO, OCTOBER 13, 1998 -- AVONDALE FINANCIAL CORP. (NASDAQ: AVND), the holding company for Avondale Federal Savings Bank, announced today that as a result of the current interest rate environment and their effect on prepayment speeds along with current trends in the capital markets, including decreased liquidity of securitized assets, the Company will record a writedown of $6.0 million to its interest-only strips.

In accordance with its quarterly process to determine fair market value, the Company has reviewed its assumptions of prepayment speeds, discount rates and loan losses. As a result of this analysis, the Company has revised its discount rate to reflect liquidity and higher risk premiums being required by the markets, adjusted prepayments to be in line with both historical experience and expectations for the future, and adjusted loan losses to be consistent with the Company's non-judgmental models.

Other than loans currently committed to securitized pools, the Company, as economic conditions dictate, will not be securitizing its loan product, but rather will be selling its loans on a whole loan basis, for cash.

Avondale expects to release its third quarter financial results on or about October 27, 1998.

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